RULE 424(b)(3)

                               PARKERVISION, INC.


                       SUPPLEMENT DATED FEBRUARY 21, 1997
                                       TO
                        PROSPECTUS DATED JANUARY 2, 1997


                  The following information supplements the information contained in the Prospectus dated January 2, 1997 ("Prospectus") of ParkerVision, Inc. ("Company") relating to the sale of an aggregate of 810,000 shares of common stock, $.01 par value ("Common Stock"), by certain persons ("Selling Stockholders").

                  The following is an updated table of Selling Stockholders from that set forth in the Prospectus under the section "Selling Stockholders" found on pages 9 and 10.

                              SELLING STOCKHOLDERS

         In connection with the initial public offering by the Company of Common Stock consummated on November 30, 1993, the Company issued to Whale Securities Co., L.P. ("Whale") and Dickinson & Co. ("Dickinson"), the underwriters of the offering, underwriters' warrants ("Underwriters' Warrants") for the purchase of up to an aggregate of 360,000 shares of Common Stock. The Underwriters' Warrants permit the holder thereof to purchase shares of Common Stock at $8.25 per share, exercisable until November 30, 1998. Subsequent to their issuance, each of Whale and Dickinson transferred certain of the Underwriters' Warrants to its respective officers and directors and their successors.

         On April 12, 1996, the Company sold shares of Common Stock in an offering pursuant to Regulation S under the Securities Act. In connection with the offering, the Company employed Mr. Jack Ferraro as a consultant to the Company in the offering and as compensation for his services issued warrants ("Reg S Warrants") to Messrs. Jack Erlanger and his designee Jack M. Ferraro for the purchase of up to an aggregate of 250,000 shares of Common Stock at $10.00 per share, exercisable until April 12, 2001.

         On July 16, 1996, the Company entered into a consulting agreement with Whale to provide certain financial advisory services for a five year period. In connection with this agreement, the Company issued options ("Consultant Options") to Whale and its designee, Frog Hollow Partners, for the purchase of up to an aggregate of 200,000 shares of Common Stock at $10.00 per share, exercisable until July 16, 2001.

         The Company has registered for resale by the Selling Stockholders on the Registration Statement of which this Prospectus forms a part, the 810,000 shares of Common Stock issuable upon exercise of the Underwriters' Warrants, Reg S Warrants and the Consultant Options. Unless otherwise indicated, the Selling Stockholders each possess sole voting and investment power with respect to the Shares shown and none of the Selling Stockholders has had a material relationship with the Company or any of its predecessors or affiliates within the past three years.

                                                                                           After Offering
                                                                                          ----------------
                                 Number of Shares                                 Number of Shares
                                Beneficially Owned      Number of Shares          Beneficially
Name                           Prior to Offering(1)       to be Sold(1)            Owned           % of Class(1)

William G. Walters ...........     46,349(2)             46,349                      -0-               -0-
Elliot J. Smith ..............     49,599(3)             36,349                   13,250                *
Estate of Howard D. Harlow ...     13,589(4)             13,589                      -0-               -0-
Cynthia Buckwalter ...........        523                   423(4)                   100                *


                                                       1



                                                                                          After Offering
                                                                                         ----------------
                                 Number of Shares                                 Number of Shares
                                Beneficially Owned      Number of Shares          Beneficially
Name                           Prior to Offering(1)       to be Sold(1)            Owned             % of Class(1)

Robert J. Mittman ...........      10,000(4)                   10,000                -0-                   -0-
Matthew Gohd ................      10,000(4)                   10,000                -0-                   -0-
James D. Whitten ............      15,368(5)                    1,368                14,000                 *
Whale Securities Co., L.P. ..     255,922(6)(7)(8)            255,922                -0-                   -0-
Frog Hollow Partners ........     105,000(9)                  100,000                 5,000                 *
Dickinson Holding Corp. .....      14,000(10)(11)              14,000                -0-                   -0-
T. Marshall Swartwood .......      35,000(10)(11)              35,000                -0-                   -0-
Thomas M. Swartwood .........      12,000(10)(11)              12,000                -0-                   -0-
Glenn Cushman ...............      12,000(10)(11)              12,000                -0-                   -0-
Jack Erlanger ...............     125,000(12)                 125,000                -0-                   -0-
Jack M. Ferraro .............     125,000(12)                 125,000                -0-                   -0-
Herbert Berman ..............      30,400(13)                  10,000                20,400                 *


*        Less than 1% of class.

     (1) Assumes all the Underwriters' Warrants, Reg S. Warrants and Consultant Options are exercised.

     (2) Represents shares of Common Stock issuable upon exercise of Underwriters' Warrants. Does not include any shares of Common Stock held by Whale, a limited partnership of which Whale Securities Corp. is general partner. Mr. Walters, the Chairman and principal shareholder of Whale Securities Corp., disclaims beneficial ownership of such shares.

     (3) Represents 36,349 shares of Common Stock issuable upon exercise of Underwriters' Warrants, 10,000 shares of Common Stock owned directly and 3,250 shares of Common Stock held by Praefero Partners of which Mr. Smith is the general partner.

     (4)  Represents   shares  of  Common  Stock   issuable   upon  exercise  of
          Underwriters' Warrants.

     (5) Represents 1,368 shares of Common Stock issuable upon exercise of Underwriters' Warrants and 14,000 shares of Common Stock held in an IRA established for Mr. Whitten's benefit. Excludes 11,000 shares of Common Stock held by an IRA established for Mr. Whitten's wife's benefit and 105,000 shares of Common Stock beneficially owned by Frog Hollow Partners, the general partner of which is Mr. Whitten's wife, over which shares Mr. Whitten disclaims beneficial ownership.

     (6) Represents 155,922 shares of Common Stock issuable upon exercise of Underwriters' Warrants and 100,000 shares of Common Stock issuable upon exercise of the Consultant Options.

     (7) Includes securities held in the name of Whale for the account of certain equity owners and employees of Whale.


                                                       2



     (8) Excludes shares of Common Stock held in any customer account by, and any trading account of, Whale or Dickinson.

     (9) Represents 100,000 shares of Common Stock issuable upon exercise of the Consultant Options and 5,000 shares held directly. The general partner of Frog Hollow Partners is Mr. James D. Whitten's wife.

     (10) Represents   shares  of  Common  Stock   issuable   upon  exercise  of
          Underwriters' Warrants.

     (11) Does not  include  any  shares  of  Common  Stock  held by  Dickinson.
          Dickinson is a wholly owned subsidiary corporation of Dickinson Holding Corp. Messrs. T. Marshall Swartwood, Thomas M. Swartwood and Glenn Cushman are the Chairman of the Board, President and Vice President of Dickinson, respectively. Mr. T. Marshall Swartwood is the majority stockholder of Dickinson Holding Corp. and Messrs. Thomas M. Swartwood and Cushman are two of several minority stockholders of Dickinson Holding Corp. Each of Messrs. T. Marshall Swartwood, Thomas
          M. Swartwood and Glenn Cushman disclaim beneficial ownership of shares of Common Stock owned by Dickinson.

     (12) Represents 125,000 shares of Common Stock issuable upon exercise of Reg S Warrants.

     (13) Represents 10,000 shares of Common Stock issuable upon exercise of Underwriters' Warrants and 5,400 shares of Common Stock held in an IRA established for Mr. Berman's benefit.


         The registration rights granted to certain of the Selling Stockholders generally provide that the Company and the Selling Stockholders indemnify each other against certain liabilities, including liabilities under the Securities Act. In the opinion of the Commission, such indemnification is against public policy and is, therefore unenforceable.